UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment #1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 13, 2024

Reliant Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	00-56012	47-2200506
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8605 Santa Monica Boulevard, PMB 36522 Los Angeles, CA 90069
(Address of principal executive offices)

Registrant’s telephone number, including area code (512) 407-2623

12343 Hymeadow Drive, Suite 3-A, Austin, Texas
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	RELT	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note:  We are fling this Amendment #1 to correct Section 2.01 disclosure as the transaction had not yet closed at the time of the filing on June 18, 2024.  This amendment also includes the change to the articles of incorporation.

Reliant Holdings, Inc. is referred to herein as the “Company,” “we,” “our,” or “us.”

SECTION 2 – FINANCIAL INFORMATION

Item 2.01 Completion of Acquisition or Disposition of Assets

On June 17, 2024, the Company entered into the acquisition of 100% ownership of HLDCO, LLC, a Delaware limited liability company (the “Agreement”). The transaction was by and between the Company and the Members of HLDCO, LLC, which include Mount Olympus Ventures, Inc., Apollo Capital Corp., and M2B Funding Corp. Mount Olympus Ventures, Inc., via the owner Claude Zdanow, has a material relationship with the Company, via his appointment as a director and officer of the Company, and through Mount Olympus Ventures, Inc.’s acquisition of 100% of the Series A Preferred Stock of the Company.

The nature and amount of consideration given or received for the assets was  exactly 3,645 shares of newly designated Series B Preferred Stock, par value $0.001 per share, exactly 6,570 shares of newly designated Series C Preferred Stock, par value, $0.001 per share, and exactly 100 shares of Series D Preferred Stock, par value $0.001 to be given to each of the Members of HLDCO, LLC as described in the Agreement.

On July 18, 2024, the Company filed the designations for the Series B, Series C, and Series D preferred shares pursuant the Agreement. On July 25, 2024, the Board of Directors issued those shares of respective preferred stock to the members of HLDCO, LLC as described therein.

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities.

On July 25, 2024, the Board of Directors issued the following number of shares of Series B, Series C, and Series D shares to the respective parties described below. Each class of preferred shares having rights and obligations as described in Item 3.03, below, and in the exhibits provided hereto.

Shareholder	# of Series B Preferred Shares	# of Series C Preferred Shares	# of Series D Preferred Shares
Mount Olympus Ventures, Inc.	0	2,670	100
Apollo Capital Corp.	1,100	1,950	0
M2B Funding Corp.	2,445	1,950	0
Total	3,545	6,570	100

Item 3.03 Material Modification to Rights of Security Holders.

July 18, 2024, the Company filed its designation of 3 classes of preferred shares, Series B Preferred Stock, Series C Preferred Stock, and Series D preferred stock.

The Series B Preferred Stock consists of 10,000 shares having a “Face Value” of $1,000 per share. Each share of Series B Preferred Stock converts into common stock at a conversion price equal to 90% of the Volume Weighted Average Price of the Company’s common stock for the 10 days prior to any conversion.  In addition, holders of the Series B Preferred Stock shall receive a quarterly dividend equal to 2% of the total value of the Series B Preferred Stock, on a pro rata basis, issued and outstanding determined by multiplying the number of shares of Series B Preferred Stock times the Face Value.  Dividends may be paid in cash, common stock or Series B Preferred Stock at that discretion of the holder. The Series B Preferred Stock also have preference in liquidation to all other classes unless  otherwise waived by the Holders.  The Series B Preferred Stock have no voting rights. Additional rights and obligations are described in the exhibit attached hereto.

The Series C Preferred Stock consists of 6,570 shares, having a “Face Value” of $1,000 per share.  Each share of Series C Preferred Stock converts into common stock at a conversion rate equal to 33,334 shares of common stock per share of Series B Preferred Stock.  However, in the event of a Liquidation Event, as defined in the respective designation, the Series C Preferred Stock shall, in total, convert into exactly 51% of the sum of a) all Common Stock issued and outstanding; plus b) all the aggregate of all shares of Common Stock that would be issued upon the exercise of warrants or options, conversion of any convertible promissory notes, conversion of all other preferred shares, and any other instruments having vested rights to convert into Common Stock; plus c) the total of aggregate of all Series C Preferred Stock such that all Holders of Series C Preferred Stock shall hold exactly fifty-two percent (52%) of all issued and outstanding Common Stock, on a pro-rata basis, subject to the liquidation, merger, dissolution, winding up, or acquisition on a fully diluted basis.  The Series C Preferred Stock shall be paid no dividends and have no voting rights. Additional rights and obligations are described in the exhibit attached hereto.

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The Series D Preferred Stock consists 100 shares having a “Face Value” of $1,000 per share.  Each share of Series D Preferred Stock shall convert into 750,000 shares of common stock, effective at such time that the Company has taken such steps to increase the authorized number of shares of common stock sufficient to honor the conversion of all shares of Series D Preferred Stock. Each share of Series D Preferred Stock shall have voting rights equal to 750,000 votes per share. Additional rights and obligations are described in the exhibit attached hereto.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Designation of the Series B Preferred Stock
4.2	Designation of the Series C Preferred Stock
4.3	Designation of the Series D Preferred Stock
10.1	351 Contribution Agreement between the Company and the members of HLDCO, LLC
104	Cover Page Interactive Data File (formatted as inline XBRL)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reliant Holdings, Inc.
(Registrant)

Date: July 31, 2024
	By:	/s/ Claude Zdanow
	Name:	Claude Zdanow
	Title:	Chief Executive Officer

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